Exhibit 4.4

FORM OF SUBSCRIPTION AGENT AGREEMENT

[            ], 2009

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, Community Capital Corporation (the “Company”), hereby confirms its arrangements with you as follows:

1.	Rights Offering.

The Company is distributing, at no charge, to the holders of shares of its common stock, par value $1.00 per share (“Common Stock”), as of 5:00 p.m., Eastern Time, on August 7, 2009 (the “Record Date”), non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Rights Offering”). Each holder of record is entitled to receive one Right for each share of Common Stock held by such holder at the Record Date. Each Right entitles the holder thereof to subscribe for [                ] shares of Common Stock (the “Basic Subscription Right”) at a subscription price of $[            ] per full share of Common Stock (the “Subscription Price”). Each holder of Rights who exercises in full its Basic Subscription Right will be entitled, subject to certain limitations and subject to allotment, to subscribe for additional shares of Common Stock at the Subscription Price pursuant to the Basic Subscription Privilege (the “Over-Subscription Privilege”). To the extent that sufficient Unsubscribed Shares are not available to honor all Over-Subscription Privilege requests, the Unsubscribed Shares will be allocated as described in the Prospectus (as defined herein). Except as set forth below, Rights shall cease to be exercisable at 5:00 p.m., Eastern Time, on [                ], 2009, unless the Company extends the period, in its sole discretion, for exercising Rights (as it may be extended, the “Expiration Time”). The Company shall notify you orally or in writing of any extension of the Expiration Time. Rights are evidenced by non-transferable rights certificates in registered form (“Rights Certificates”). The Rights Offering will be conducted in the manner and upon the terms and conditions set forth in the Company’s final Prospectus, dated as of [                    ], 2009 (the “Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.	Appointment of Subscription Agent.

You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents.

Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a) a copy of the Prospectus, attached hereto as Annex A;

(b) the form of Rights Certificate (with instructions), attached hereto as Annex B;

(c) Form of Instructions to Rights Certificate, attached hereto as Annex C;

(d) Form of Letter to Shareholders who are Record Holders, attached hereto as Annex D;

(e) Form of Letter to Shareholders who are Beneficial Holders, attached hereto as Annex E;

(f) Form of Letter to Clients of Shareholders who are Beneficial Holders, attached hereto as Annex F;

(g) Form of Nominee Holder Certification, attached hereto as Annex G;

(h) Form of Beneficial Owner Election Form, attached hereto as Annex H; and

(i) Form of Notice of Tax Information, attached hereto as Annex I (documents (c) through (i), the “Subscription Documents”).

As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of Common Stock whose address of record is within the United States at the Record Date: (i) a Prospectus; (ii) a Rights Certificate evidencing the Rights to which such holder is entitled; (iii) the Subscription Documents; and (iv) a return envelope addressed to you. Prior to your mailing of the documents, the Company will provide you with blank Rights Certificates which you will prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Rights Certificates.

You shall refrain from mailing the Prospectus, Rights Certificates and Subscription Documents to any record holder of Common Stock on the Record Date whose address of record is outside the United States or is an A.P.O. or F.P.O. address, and shall hold such Rights Certificates for the account of such shareholder subject to such shareholder making arrangements with the Subscription Agent satisfactory to you and to the Company for the exercise thereby, and following the instructions of the shareholder for the exercise of such Rights if such instructions are confirmed by counsel to the Company and are received at or before [            ], Eastern Time, on [                ], 2009.

4.	Subscription Procedure.

(a) Upon your receipt prior to the Expiration Time (by mail or delivery), as Subscription Agent, of (i) any Rights Certificate completed and endorsed for exercise, as provided on the reverse side of the Rights Certificate (except as provided below) or Nominee Holder Certification from The Depository Trust Company or other nominee of the subscriber and (ii) payment in full of the Subscription Price in U.S. funds by check or bank draft (drawn upon a U.S. bank) or wire transfer of immediately available funds to an account maintained by you, you shall, as soon as practicable after the Expiration Time, mail to the subscriber’s registered address on the books of the Company or to the subscriber’s nominee, as applicable, certificates representing the shares of Common Stock duly subscribed for and furnish a list of all such information to the Company.

(b) As soon as reasonably practical following the Expiration Time, you shall calculate the number of shares of Common Stock to which each subscriber is entitled pursuant to such subscriber’s Over-Subscription Privilege. The Over-Subscription Privilege may only be exercised by holders who fully exercise their Basic Subscription Right. The maximum amount of shares of Common Stock available pursuant to the Over-Subscription Privilege shall equal the number of shares of Common Stock that have not been subscribed and paid for pursuant to the Over-Subscription Privilege (the “Unsubscribed Shares”). If there are sufficient Unsubscribed Shares at the Expiration Time to satisfy all subscriptions of record holders exercising their Rights under the Over-Subscription Privilege, we will seek to honor each holder’s Over-Subscription Privilege requests in full at the Subscription Price. If, however, Over-Subscription Privilege requests exceed the number of shares of common stock available, we will allocate the Unsubscribed Shares as follows:

(i) Pro rata among subscribers exercising their Over-Subscription Privilege in proportion to the number of shares of Common Stock owned by such shareholder on the Record Date, relative to the number of shares owned on the Record Date by all subscribers exercising the Over-Subscription Privilege.

(ii) If this pro rata allocation results in any shareholder receiving a greater number of shares of Common Stock than the shareholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining shares of Common Stock will be allocated among all other shareholders exercising the Over-Subscription Privilege on the same pro rata basis described in Section 4(b)(i) above.

(iii) The proration process will be repeated until all shares of Common Stock have been allocated.

Any fractional shares of Common Stock to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the next whole share of Common Stock.

(c) Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d) Upon calculating the number of Unsubscribed Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege and assuming payment for the Unsubscribed Shares subscribed for has been delivered, you shall mail, as contemplated in subparagraph (a) above, the certificates representing the Unsubscribed Shares allotted to such subscriber.

(e) If a lesser number of Unsubscribed Shares is allotted to a subscriber under the Over-Subscription Privilege than the subscriber paid or the Subscription Price of the actual number of Unsubscribed Shares available is less than the amount the subscriber actually paid, you shall remit the difference to the subscriber, without interest or penalty, at the same time as certificates representing the Unsubscribed Shares allotted pursuant to the Over-Subscription Privilege are mailed.

(f) To the extent the amount a subscriber actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available, the subscriber will be allocated the number of Unsubscribed Shares for which such subscriber actually paid in connection with the Over-Subscription Privilege.

(g) Funds received by you pursuant to the Rights Offering shall be held by you in a segregated account. Upon mailing of certificates representing the shares of Common Stock subscribed, or upon the earlier request of the Company following the Expiration Time, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares sold in the Rights Offering.

5.	Defective Exercise of Rights; Lost Rights Certificates.

The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Rights Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Rights Certificates with the defects or irregularities which have not been cured or waived, to the holder of the Rights. If any Rights Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Common Stock.

6.	Late Delivery.

If, prior to the Expiration Time you receive payment in full of the Subscription Price for the shares of Common Stock being subscribed for from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the

Financial Industry Regulatory Authority, Inc. stating the certificate number of the Rights Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Rights Certificate held by such exercising subscriber, the number of shares of Common Stock being subscribed for pursuant to the Rights, then the Rights may be exercised even though the Rights Certificate was not delivered to you prior to the Expiration Time, provided that you receive the properly completed Rights Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

7.	Delivery.

You shall deliver to the Company the exercised Rights Certificates in accordance with written directions received from the Company and you shall deliver to the subscribers who have duly exercised Rights, to their registered addresses, certificates representing the securities subscribed for as instructed on the reverse side of the Rights Certificates.

8.	Reports.

You shall notify the Company by telephone on or before the close of business on the last business day of each week during the period commencing on the first Friday after the mailing of the Rights and ending at the Expiration Time (a “Weekly Notice”), which notice shall thereafter be confirmed in writing, of the number of Rights exercised during the week covered by such Weekly Notice. At or before 5:00 p.m., Eastern Time, on the first Nasdaq Global Market trading day following the Expiration Time you shall certify in writing to the Company the cumulative total through the Expiration Time of all the information set forth above. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 8 upon any request by the Company or its designees.

Upon the request of the Company, you shall provide the Company notice by telephone, which notice shall thereafter be confirmed in writing, of the number of Rights exercised during the day (“a Daily Notice”).

9.	Future Instructions.

With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

William G. Stevens — President and Chief Executive Officer

R. Wesley Brewer—Executive Vice President and Chief Financial Officer

Lee Lee M. Lee—Vice President of Investor Relations

10.	Payment of Expenses.

The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder as provided in the attached Fee Schedule.

11.	Counsel.

You may consult with counsel satisfactory to you, who also may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel. Except as provided in paragraph 12 hereof, the Company shall only be responsible for the payment of fees for Alston & Bird LLP, as the Company’s counsel.

12.	Indemnification.

The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable documented fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject to, or arising from or out of, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any affiliates or directors, officers, employees, attorneys and agents used by you in connection with the performance of your duties as Subscription Agent pursuant hereto.

13.	Notices.

Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, and shall be deemed received upon receipt if delivered by hand or telecopy, or three business days after deposit in the U.S. mail if delivered by U.S. mail and shall be addressed as follows:

(a) If to the Company, to:

Community Capital Corporation

1402-C Highway 72 West

Greenwood, South Carolina 29649

Attention: R. Wesley Brewer, Executive Vice President and Chief Financial Officer

Telephone: (864) 941-8200

Facsimile: (864) 941-8283

(b) If to you, to:

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

Attention: Henry Farrell

Telephone: (908) 497-2300 x2619

Telecopy: (908) 497-2311

14.	Miscellaneous.

(a) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

(b) In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this Agreement.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflict of laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

(d) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Subscription Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Yours truly,

COMMUNITY CAPITAL CORPORATION

By:
Name:
Title:

Agreed and Accepted:

REGISTRAR AND TRANSFER COMPANY

By:
Name:
Title:

Fee Schedule